UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 6, 2016

CLIFTON BANCORP INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36390	46-4757900
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1433 Van Houten Avenue, Clifton, New Jersey 07015
(Address of principal executive offices) (Zip Code)

(973) 473-2200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On January 6, 2016, the Board of Directors of Clifton Bancorp Inc. (the “Company”) and its wholly owned subsidiary, Clifton Savings Bank (the “Bank”), approved certain amendments to the previously executed employment agreements between the Company, the Bank and Paul M. Aguggia, the Chairman, President and Chief Executive Officer of the Company and the Bank.  The amendments revised Section 11(b)(ii) of Mr. Aguggia’s respective employment agreements with the Company and the Bank to provide that, in the event of disability (as such term is defined in the agreements), Mr. Aguggia’s obligations to perform services to the Company and the Bank under the employment agreements will terminate and Mr. Aguggia will continue to receive (x) 100% of his monthly base salary (at the annual rate in effect on his date of termination) through the 180th day following his date of termination by reason of disability and (y) 60% of his monthly base salary from the 181st day following termination through the first to occur of (i) his death, (ii) the date he attains age 65 or (iii) the third anniversary of his termination by reason of disability.  Prior to this amendment to Section 11(b)(ii) of the employment agreements, after the 180th day following his date of termination, Mr. Aguggia would have been entitled to receive 60% of his monthly base salary through the earlier of his death or the date he attained age 70.  The amendments also modified each employment agreement by adopting a “best net benefits” approach in the event that severance benefits under the agreement or otherwise result in “excess parachute payments” under  Section 280G of the Internal Revenue Code of 1986, as amended.

In addition, on January 6, 2016, the Board of Directors of the Bank designated Christine R. Piano, the Executive Vice President and Chief Financial Officer of the Bank, as a participant in the Bank’s supplemental executive retirement plan, which provides additional retirement benefits to designated Bank officers who are subject to federal tax law limitations on benefits available through the Bank’s tax-qualified retirement plans.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

CLIFTON BANCORP INC.

Date: January 11, 2016	By:	/s/ Paul M. Aguggia
Paul M. Aguggia
Chairman, President and Chief Executive Officer